As filed with the Securities and Exchange Commission on May 31, 2017

Registration No. 333-192554

Registration No. 333-192556

Registration No. 333-192557

Registration No. 333-213055

Registration No. 333-213056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-192554

FORM S-8 REGISTRATION STATEMENT NO. 333-192556

FORM S-8 REGISTRATION STATEMENT NO. 333-192557

FORM S-8 REGISTRATION STATEMENT NO. 333-213055

FORM S-8 REGISTRATION STATEMENT NO. 333-213056

UNDER

THE SECURITIES ACT OF 1933

STONEGATE MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-1194858
(State of Incorporation)	(IRS Employer Identification No.)

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(317) 663-5100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stonegate Mortgage Corporation Amended and Restated 2011 Omnibus Incentive Plan

Stonegate Mortgage Corporation 2013 Non-Employee Director Plan

Stonegate Mortgage Corporation 2013 Omnibus Incentive Compensation Plan

Stonegate Mortgage Corporation 2013 Non-Employee Director Plan, as amended as of June 29, 2016

Stonegate Mortgage Corporation 2016 Omnibus Incentive Compensation Plan

(Full Title of the Plan)

Carrie Preston

Chief Financial Officer of Stonegate Mortgage Corporation

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(317) 663-5100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Stonegate Mortgage Corporation, an Ohio corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-192554), filed with the SEC on November 26, 2013, pertaining to the registration of 1,539,883 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable under the Stonegate Mortgage Corporation Amended and Restated 2011 Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-192556), filed with the SEC on November 26, 2013, pertaining to the registration of 104,812 shares of Common Stock issuable under the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan.

•	Registration Statement on Form S-8 (No. 333-192557), filed with the SEC on November 26, 2013, pertaining to the registration of 419,250 shares of Common Stock issuable under the Stonegate Mortgage Corporation 2013 Omnibus Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-213055), filed with the SEC on August 10, 2016, pertaining to the registration of 200,000 shares of Common Stock issuable under the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan, as amended as of June 29, 2016.

•	Registration Statement on Form S-8 (No. 333-213056), filed with the SEC on August 10, 2016, pertaining to the registration of 200,000 shares of Common Stock issuable under the Stonegate Mortgage Corporation 2016 Omnibus Incentive Compensation Plan.

On January 26, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 26, 2017, with Home Point Financial Corporation, a New Jersey corporation (“Home Point”), and Longhorn Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of Home Point (“Merger Sub”). Pursuant to the Merger Agreement, on May 31, 2017, Merger Sub merged with and into the Registrant, with the Registrant as the surviving entity (the “Merger”).

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements, the Registrant hereby removes and withdraws from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis and State of Indiana on the 31st day of May, 2017.

STONEGATE MORTGAGE CORPORATION

By:	/s/ William Newman
Name:	William Newman
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.